EXHIBIT 99.4

Item 7 (a) Quantitative and Qualitative Disclosures About Market Risk

Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. In the ordinary course of business, the Company is exposed to risks that increases in interest rates may adversely affect interest costs associated with $119.0 million of variable-rate debt, which represents 16% of total long-term debt, and costs when refinancing maturing fixed-rate debt. The following table presents debt principal cash flows and related weighted average interest rates by expected maturity dates (dollars in millions):

	Year ending December 31,					2008 and
	2003	2004	2005	2006	2007	Thereafter

Long-term debt
Fixed rate debt	$ 9.2	$ 45.5	$ 11.8	$ 12.5	$ 13.2	$526.3
Average interest rate	7.17%	7.39%	7.18%	7.26%	7.43%	7.43%
Variable rate debt	$ -	$ 89.0	$ 30.0	-	-	-
Average interest rate	-	3.67%	3.42%	-	-	-

Interest rate risk for the Company increased in 2002 due to an increase in variable rate debt from $115.0 million at December 31, 2001 to $119.0 million at December 31, 2002 (excluding $13.6 million and $15.5 million, respectively, of variable rate secured debt related to Oak Ridge Mall). The Company's variable rate debt is based primarily on LIBOR, and the Company will incur increasing interest costs if LIBOR increases. For purposes of determining the amounts of fixed and variable rate debt and the related interest rate disclosures, the $35.0 million of variable rate debt that was in effect converted to fixed rate debt by the interest rate swaps (described in the following sentences) was considered to be fixed rate debt for the periods of time the swap agreements were in effect. In the first quarter of 2001, the Company entered into swap agreements on a notional amount of $35 million of the Company's floating rate debt. The effective LIBOR swap rate on the two agreements was 5.197%, and their terms expired on February 1, 2003. The Company had designated this transaction as a cash flow hedge of a floating-rate liability and applied the guidance set forth in Statement of Financial Accounting Standards ("SFAS") No. 133 (Accounting for Derivative Instruments and Hedging Activities) to the swap agreements. A hypothetical change of 10% in LIBOR, on which the Company's variable interest rates are based, would increase or decrease interest expense by approximately $0.2 million based on the level of variable rate debt outstanding at December 31, 2002.

Accounts receivable and accounts payable carrying amounts approximate the fair value of the accounts receivable and accounts payable balances, respectively, at December 31, 2002.